EX 99.28(p)(24)

Standard & Poor's Investment Advisory Services LLC Code of Ethics

Issued by:
McGraw-Hill Financial
Compliance Department

Applies to:
Standard & Poor’s
Investment Advisory
Services LLC Code
Recipients

Effective Date:
January 1, 2013

Related Policies and
Guidelines:
This Code of Ethics
should be read in
conjunction with the
McGraw-Hill Financial
Securities Disclosure
Policy, The McGraw-Hill
Companies Code of
Business Ethics, S&P
Outside
Activities/Professional
Conduct Policy, S&P
Confidentiality, Conflicts,
and Firewall Policy and
Guidelines, Securities
Evaluations & Investment
Advisory Services “Pay to
Play” Policy and
Guidelines, and the
Investment Advisory
Services Gifts and
Entertainment Policy and
Guidelines.

1.    Introduction

The following principles, together with the McGraw-Hill Financial Securities Disclosure Policy, with associated addenda for Investment Advisory Services and Equity Research (collectively and hereinafter, the “Securities Disclosure Policy”), makes up the Standard & Poor’s Investment Advisory Services LLC (“SPIAS”) Code of Ethics (“the Code”).  The Code has been adopted by SPIAS in accordance with applicable rules and regulations pertaining to investment advisers as set forth in the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”).i The purpose of the Code is to establish guidelines reasonably designed to identify and prevent SPIAS Code recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest. SPIAS Code recipients are required to understand and comport with the principles and requirements of the Code as well as other applicable policies and guidelines adopted by McGraw-Hill Financial. SPIAS Code recipients are also responsible for familiarity with The McGraw-Hill Companies Code of Business Ethics, which sets forth the standard of business conduct required by all employees of The McGraw-Hill Companies.

2.    General Principles

All SPIAS Code recipients must respect and obey all the laws (including applicable Federal Securities laws), rules, and regulations applicable to SPIAS.  SPIAS Code recipients are also responsible for reading and understanding the policies and procedures that govern SPIAS’s business.  When in doubt, SPIAS Code recipients are expected to raise concerns/seek advice from their managers, the Compliance Department (“Compliance”) and/or Global Regulatory Affairs (“GRA”).

Standard Poor’s Investment Advisory Services LLC Code recipients are required to comply with this Code of Ethics.  Failure to comply may result in disciplinary action, up to and including termination of employment.

This Code applies to all SPIAS Code recipientsii and acknowledges the general principles that these employees:

•	owe a fiduciary obligation to all SPIAS clients;

•	have a duty at all times to place the interest of SPIAS clients first and foremost;

•	must conduct their personal activities in a manner that avoids conflicts or the appearance of conflicts of interest or abuses of their position of trust and responsibility; and

•	should not take improper advantage of their positions in relation to SPIAS clients.

The Code prohibits SPIAS Code recipients from engaging in activities that are dishonest, manipulative, or that involve false or misleading statements.  No SPIAS Code recipient shall use any information concerning the activities of any SPIAS client for personal gain or in a manner harmful to the interests of the client.  In this regard, no SPIAS Code recipient shall:

•	employ any device, scheme, or artifice to defraud any SPIAS client;

•	make any untrue statement of material fact or omit to state a material fact that in the light of the circumstances could be construed as misleading;

•	engage in any act, practice, or course of business that operates or would operate as fraud or deceit upon any SPIAS client; or

•	engage in any manipulative practice with respect to any SPIAS client.

The Chief Compliance Officer of SPIAS, or his/her designee, must be promptly notified of any violation of this Code.

3.	Confidentiality

Information relating to any SPIAS client’s business or activities may be confidentialiii and should not be discussed with anyone who does not need to be privy to that information.  In addition, SPIAS analytical staff and other employees with access to sensitive and confidential information must maintain the utmost confidentiality and should not discuss such information with anyone who does not need to be privy to that information.

Additionally, any written or oral disclosure of material non-public informationiv concerning SPIAS or SPIAS’s clients should be made only by those SPIAS persons who are specifically authorized to release that information.

4.	Political Affiliations and Contributions

SPIAS encourages people to be active participants in their community’s civic and political life.  SPIAS Code recipients, however, must be careful to ensure that their civic or political activities do not raise an appearance or an actual conflict of interest. To that end, SPIAS has adopted the Standard & Poor’s Outside Business Activities/Professional Conduct Policy and Guidelines,

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requiring the disclosure of certain outside business activities and political affiliations.

Separately, all SPIAS “Covered Associates”v and “Executive Officers”vi must pre-clear all political contributions through Compliance pursuant to the Securities Evaluations & Investment Advisory Services "Pay to Play" Policy and Guidelines.

5.	Supervised and Access Personsvii

This Code applies to all SPIAS Code recipients, whether or not they are considered “supervised persons” as defined by the Investment Advisers Act.  All SPIAS Code recipients, whether or not they are considered “access persons” as defined by the Investment Advisers Act, are required to report their personal securities transactions and holdings as set forth in the Securities Disclosure Policy.  The Securities Disclosure group within Compliance, in consultation with the specific Business Unit and the Chief Compliance Officer of SPIAS or his/her designee, determines and provides information regarding their disclosure needs.

Based on the determination of the Securities Disclosure group in consultation with the Business Unit and the Chief Compliance Officer of SPIAS, SPIAS Code recipients are designated Level 1, Level 2, Level 3, or Level 4.  The degree of trading and holding restrictions, as well as other trade-related requirements varies based upon the specific individual’s level assignment.

Pursuant to the Securities Disclosure Policy, each SPIAS Code recipient, regardless of their level designation, is required to provide the following reports to Compliance by means of the Personal Securities Trading System ("PSTS"):

1.	A full reporting of all their current securities and holdings that contains, at a minimum:

•
the title and type of security, and the applicable exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security  in which the access person has any direct or indirect beneficial ownership;

•	the name of any broker/deal, mutual fund company, or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•	The date person submits the report.

This information as set forth above must be submitted no later than 10 days after the person becomes an access person. Thereafter, employee certifications with respect to all accounts and holdings must be submitted within 30 days of the end of both the second and fourth calendar quarters through PSTS.

2.	Monthly account statements for each transaction in accounts over which the employee has direct or indirect influence or control. This information must

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be reported on PSTS in the time required by the Securities Disclosure Policy.  SPIAS Code recipients will be deemed to have satisfied this reporting requirement with respect to any accounts for which SPIAS receives copies of such statements directly from the broker in question, whether electronically or in hard copy.

The Securities Disclosure Policy also addresses trading pre-clearance requirements for all SPIAS Code recipients’ trading activity, irrespective of access person status, and may limit certain types of other investments depending on facts and circumstances, e.g. Initial Public Offerings, certain private investments, etc.  All SPIAS Code recipients are required to comply with the account maintenance, reporting, and pre-clearance requirements as per the terms of the Securities Disclosure Policy.

6.	Sanctions

SPIAS Code recipients must promptly notify the Chief Compliance Officer of SPIAS, or his/her designee of any violations of the Code.  A violation of the Code may subject the SPIAS Code recipient to the imposition of such sanctions as may be deemed appropriate under the circumstances.  Sanctions for violations of the Code will be determined by the Chief Compliance Officer of SPIAS, who may consult with SPIAS business managers, other Compliance officers, Human Resources, Legal Department, etc.  Such sanctions may include written warnings, suspension or termination of employment and/or appropriate restitution.

7.	Administration and Construction

The Chief Compliance Officer of SPIAS shall be responsible for the following administrative duties:

•	supervising the implementation and enforcement of the terms of the Code;

•	periodically informing recipients of their duties and obligations under the Code;

•	issuing, potentially with the assistance of GRA and/or legal counsel as may be appropriate, any interpretation of the Code;

•	conducting or overseeing inspections or investigations as shall reasonably be required to detect and report any apparent material violations of the Code; and

•	supervising and/or amending or modifying the Code as deemed necessary by the officers of SPIAS, with the assistance of any other necessary parties.

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The Securities Disclosure group, in consultation with the Chief Compliance Officer of SPIAS or his/her designee, shall be responsible for the following administrative duties:

•	identifying persons that should be subject to the SPIAS Code.

•	providing all SPIAS Code recipients with a copy of this Code and any amendments, requesting and receiving each recipient’s acknowledgement of the Code and any amendments,

•	reviewing holdings and transactions of Code recipients; and

•	supervising the maintenance of all records required by the Code pursuant to Rule 204-2(a) (12) and (13) of the Investment Advisers Act or any other applicable law or regulation.

8.	Contacts

Please contact the SPIAS Compliance Officers for any questions regarding the Code. Contact information can be found in the McGraw-Hill Financial Compliance Directory. Click on Global Compliance Contacts.

i	Rule 204A-1 of the Investment Advisers Act, dictates the establishment of a code of ethics for all registered investment advisers.

ii
Code recipients means employees considered to be SPIAS employees and certain other personnel who are not SPIAS employees.  A Code recipient is a SPIAS supervised person and, as noted in Section 5 of this Code, a Code recipient may be someone who would not necessarily be a “supervised person” as defined under the Act but who has been designated as such in recognition of his/her role in the overall McGraw-Hill organization.

iii
Confidential Information, as further defined in the Standard & Poor’s Confidentiality, Conflicts and Firewall Policy and Guidelines, means information not generally publicly available or known that is created or received in the course of its business activities. It includes three types of information: (a) Confidential Information regarding an issuer that the issuer or its agent provides and designates as Confidential Information, which may constitute material, nonpublic information in some cases; (b) material, nonpublic information obtained from any source; and (c) unpublished ratings, opinions, recommendations, selections of securities within an index, estimates, target prices, and related unpublished analysis, reports and press releases created by employees.

iv
Material Non-Public Information, defined in the Securities Disclosure Policy, shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public

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information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

v	Covered Associate of an Investment Advisor means any:

(a)	general partner, managing member or executive officer, or other individual with a similar status or function of SPIAS;

(b)	employee of SPIAS who solicits a Government Entity to be an advisory client and any person who supervises, directly or indirectly, such employee; or

(c)	political action committee (“PAC”) controlled by SPIAS or by a person referred to in (a) or (b) above, namely another Covered Person.

vi
Executive Officer means the President, any vice president in charge of a principal business unit, division or function (e.g. sales, administration, finance, etc.) or any other executive officer of the Investment Adviser who, in each case, in connection with his or her regular duties:

(a)	performs, or supervises any person who performs, investment advisory services for the Investment Adviser;

(b)	solicits, or supervises any person who solicits, for the Investment Adviser; or

(c)	supervises, directly or indirectly, any other person who is an executive officer pursuant to the two subdivisions listed above.

vii	Supervised Persons and Access Persons are defined in the Investment Advisers Act as follows:

Supervised Person means any partner, officer, director, (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

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Access Person includes any  Supervised Person:

(a)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(b)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Pursuant to the Investment Advisers Act, SPIAS Code recipients are identified based on their job responsibilities, more specifically, their business relationship with SPIAS.  Among the reasons, but not necessarily limited to the following, that an employee may be considered a SPIAS access person are:

•	access to nonpublic information regarding SPIAS’ investment recommendation for the purchase or sale of securities;

•	access to nonpublic information regarding any advisory client’s portfolio holdings or purchase or sales of securities;

•	involvement in making STARS recommendations or securities recommendations to advisory clients;

•
access or potential access to STARS recommendations or recommendations that will be made to advisory clients that are yet to be made public.  An employee is considered to have access or potential access to STARS recommendations if the employee has access to the US equity domain of the Global Content Capture System (also known as “GCC”), Orion system, Alpha system, Guide database, dmart database or any other system or database that is determined to provide access or potential access; and/or

•	the employee is a member of the board of managers or an officer of SPIAS.

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